Walgreen Co.
Webcast – Third Quarter 2003

Hello, and welcome to Walgreens audio webcast for the third quarter of fiscal year 2003 I’m Rick Hans, Walgreens Director of Finance, and I invite you to use this information in conjunction with the press release and other financial information posted on our web site.

Safe harbor language

Before we begin, I’d like to go over the safe harbor language. Certain statements and projections of future results made in this presentation constitute forward-looking information that is based on current market, competitive and regulatory expectations that involve risk and uncertainty. Please see page 4 of our Form 10-K, dated August 31, 2002, for a discussion of factors as they relate to forward-looking statements.

Sales and Earnings

Today we announced a record quarter of both sales and profits, although the results weren’t up to our own expectations. Sales for the third quarter increased 12.6 percent to $8.3 billion. Net earnings for the quarter climbed 14.3 percent to $296.1 million or 29 cents per share, diluted.

I should point out that this quarter’s earnings were helped by a $12 million credit as the result of a vitamin litigation settlement.

As our Chairman and CEO, David Bernauer, said in the press release, it’s a tough retail environment out there. But we’re very enthusiastic about our future, even though we faced an unusual set of circumstances this quarter involving margins, store costs and new accounting guidelines.

Gross Profit Margins and SG&A

While we’ve seen encouraging sales increases the past few months, gross margins weren’t enough to offset added costs. Looking at the numbers, you’ll see our gross margin showed a 59 basis point increase versus a year ago to 26.78 percent to sales. But the quarter’s selling, general and administrative costs were up 66 basis points, to 21.25 as a percent to sales. As has happened in recent quarters, lower sales growth has hurt our ability to leverage SG&A. And much of that lower sales growth is the result of less expensive generic drug sales and the shift of Claritin from prescription to over-the-counter status.

Store payroll costs had a negative impact, but we see that as an investment in our future. As we noted in our press release this morning, we have 200 more 24-hour stores than we did a year ago, and we operate more 24-hour pharmacies than all other drugstore chains combined. Also, we’re putting a huge emphasis on customer service. These initiatives are costing us payroll dollars, but we’re committed to this level of service.

New accounting guidelines from the Emerging Issues Task Force, which we adopted in the second quarter of this year, also were a factor this quarter. The guidelines, known as Issue No.02-16, require vendor allowances be treated as a reduction of inventory cost unless specifically identified as reimbursement for other expenditures. Any vendor allowances received in excess of those expenditures also should be treated as a reduction of inventory cost. The new guidelines resulted in an increase to advertising costs of $27.1 million, a reduction to cost of sales of $20.6 million and a reduction to pre-tax earnings and inventory of $6.5 million.

Tax Rate

The effective annual tax rate of 37.75 percent for the first nine months is unchanged from a year ago.

[Preliminary and unaudited]

From the Balance Sheet

The consolidated balance sheet and statement of cash flows can be found on our Investor Relations Web site under the tab, "Financials." Let’s look at a few highlights.

Cash and cash equivalents were $854.4 million at the end of the quarter, up from $286.2 million in the year-ago period.

Accounts receivable normally increase at the same rate as managed care, or third party, sales. This quarter third party sales grew 16.4 percent and accounts receivable grew 1.0 percent, reflecting more timely payments, especially by the Illinois Medicaid program.

LIFO inventories increased 20.2 percent versus a year ago. Although they grew at a faster rate than planned, most of the increase is due to the opening of the new distribution centers and store growth over the last 12 months.

The third quarter’s LIFO charge of $9 million was $13.6 million less than the year ago quarter. That’s because we lowered the LIFO inflation rate to 1.75 percent from 2.25 percent. We simply aren’t seeing much inflation, even with prescriptions taken into consideration. In fact, we’re negotiating lower prices with vendors to drive costs down for front-end merchandise.

Accounts payable for the quarter increased 24 percent, helped by payment terms related to product in one of our new distribution centers opened in the last year.

Comparable sales

Finally, let’s take a closer look at our sales. Total comparable store sales - stores open more than a year - were up 8.2 percent in the quarter, while front-end comparable store sales rose 3.2 percent.

We continue to outperform our industry in this area and gain market share. In fact, in the most recent 12-week period, our market share gain against all other food, drugstore and mass merchandise retailers for our top 60 categories was the best gain since we began receiving these reports from A.C. Nielsen more than two years ago. And I’ll remind you that those 60 categories represent the bulk of our front-end business. These are our core categories.

Our prescription sales climbed 15.5 percent in the quarter and rose 11.5 percent on a comparable store basis. You may have heard a lot about a slowdown in the increase of prescriptions. But we’re posting strong pharmacy numbers because we’re gaining market share. We’ve gone from filling 9 percent of all retail prescriptions in the country five years ago to 12 percent today. We’re doing it thanks to our store expansion program, more 24-hour stores, drive-thru convenience, a range of "safety net" services for our patients and no pharmacist shortage.

Wrapup

Even as we work through this difficult retail environment, we’re not losing sight of the need to build for our long-term success. We’ll open about 425 new stores this year and are on track to operate 7,000 stores by 2010. From mid-July to the end of August, we’ll open about 120 new stores – or about three per day. We didn’t plan such a big store opening program at the end of our fiscal year, and we’d prefer to spread out these store openings a little more. But they open when they open.

We absolutely need to continue expanding our store base and the services inside those stores. The significant increase in prescription demand is unavoidable. Prescription numbers already have increased 36 percent in the last five years. And looking ahead, there will be 70 million Americans over age 65 by 2030, double the number today. Another wave of blockbuster generic drugs will hit the market over the next two years. Heavy R&D spending by the drug manufacturers will bring more medications to the market. All of this spells a bright future for the drugstore chain that’s positioned to take advantage of it. That’s where we are, and that’s where we intend to be.

Thank you for listening. Our fourth quarter and fiscal year-end earnings announcement is scheduled for September 29th. Thanks for being a loyal Walgreen shareholder, and remember, "You’re Always Welcome at Walgreens!"

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